UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2005

MEASUREMENT SPECIALTIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

1000 Lucas Way, Hampton, VA 23666

(Address of principal executive offices) (Zip Code)

(757) 766-1500

Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 FINANCIAL INFORMATION

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Measurement Specialties Inc. (NASDAQ: MEAS) (“MSI” or the “Company”), a designer and manufacturer of sensors and sensor-based consumer products, completed the sale of Consumer Division to Fervent Group Limited (FGL) on December 19, 2005. As previously reported in MSI’s Form 8-k filed December 6, 2005, MSI entered into a definitive agreement on December 1, 2005, whereby MSI agreed to sell its Consumer Division, including its Cayman Island subsidiary, Measurement Limited (ML), to Fervent Group Limited (FGL). Fervent Group Limited is a BVI company controlled by the owners of River Display Limited (RDL), the Company’s long time partner and primary supplier of consumer products in Shenzhen, China. Under the terms of the agreement, FGL will acquire the Company’s Consumer Division for up to $17.5 million, which may be reduced by up to $5 million if ML fails to meet certain performance criteria within the first year. The Company accepted as part of the transaction a $4 million promissory note from FGL.

The assets sold to FGL consist of those items related to the business of the Consumer Division, including such items as raw material and finished goods inventory, tooling, and patents, but excluding trade accounts receivable. The effective date of the sale was December 1, 2005. For the 12-month period ended September 30, 2005, the Consumer Division posted total net sales of $55.2 million and contributed $8.1 million in operating profit. Included in the operating results of the Consumer Division for this period was the amortization of $3.9 million of non-cash deferred gain from the sale of the Thinner® branded business to Conair Corporation that was consummated in January 2004.

Item 9.01. Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION

Exhibit 99.1	Press Release of Measurement Specialties, Inc. dated December 19, 2005.
Exhibit 99.2	Pro Forma Condensed Financial Statements as of and for the six months ended September 30, 2005, and for the year ended March 31, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

Date: December 23, 2005

/S/ John P. Hopkins
John P. Hopkins
Chief Financial Officer
(authorized officer and principal financial officer)